Exhibit 24

TURNER, JONES AND ASSOCIATES, P.L.L.C.

Certified Public Accountants

108 Center Street, North, 2nd Floor

Vienna, Virginia 22180-5769

(703) 242-6500

FAX (703) 242-1600

November 17, 2005

Environmental Energy Services, Inc.

205 S. Bickford

El Reno, OK 73036

As independent auditors of Environmental Energy Services, Inc., we hereby consent to the incorporation of our report dated May 14, 2005, relating to the consolidated balance sheet of Environmental Energy Services, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2004 and 2003 in the Form 10-KSB of Environmental Energy Services, Inc. for the years ended December 31, 2004 and 2003.

/s/ Turner, Jones and Associates, P.L.L.C.

Vienna, Virginia

November 17, 2005